Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
     We do hereby consent to the use of our name in “Item 2. Properties” of the Annual Report on Form 10-K of Stone Energy Corporation (the “Company”) for the year ended December 31, 2008, to references to our firm in the Form 10-K, and to the incorporation by reference thereof into the Company’s Registration Statement on Form S-3 (the “Registration Statement”), in the context in which they appear (including any amendments thereto). We further consent to references to our firm in the “Experts” section of the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
May 1, 2009